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                                                                      Exhibit 22


HEADLINE: TI Group says U.S. antitrust waiting period expired May 15

BODY:

     LONDON (AFX) - TI Group PLC said the Hart-Scott-Rodino period, required by U.S. antitrust law in relation to its tender offer for Walbro Corp., expired May 15.

     The offer continues to be subject to certain other conditions, including approval under European antitrust law, and the valid tender of that number of Walbro shares which represents a majority of Walbro's outstanding shares on a fully diluted basis.